EXHIBIT 99


Pocahontas Bancorp, Inc.
1700 East Highland Drive
Jonesboro, Arkansas  72403



FOR IMMEDIATE RELEASE

CONTACTS:
Dwayne Powell                              Ritter Arnold
President and Chief Executive Officer      President and Chief Executive Officer
Pocahontas Bancorp, Inc.                   Marked Tree Bancshares, Inc.
TEL: (870) 802-5900                        TEL: (870) 358-2600

POCAHONTAS BANCORP, INC. AGREES TO ACQUIRE MARKED TREE BANCSHARES, INC. IN A MERGER VALUED AT APPROXIMATELY $2.8 MILLION

         Jonesboro and Marked Tree, Arkansas. November 27, 2002. Pocahontas Bancorp, Inc. (Nasdaq NMS: PFSL) ("Pocahontas Bancorp"), the holding company for First Community Bank, and Marked Tree Bancshares, Inc. ("Marked Tree Bancshares"), the holding company for Marked Tree Bank, announced today that they have signed a definitive merger agreement pursuant to which Pocahontas Bancorp will acquire Marked Tree Bancshares in a stock transaction valued at approximately $2.8 million. The merger transaction is subject to the approval of the stockholders of Marked Tree Bancshares and receipt of required regulatory approvals. Subject to those contingencies, it is expected that the transaction would be consummated during the first quarter of 2003. The Board of Directors of each company has unanimously approved the transaction. Due diligence has been completed.

          Dwayne Powell, President and Chief Executive Officer of Pocahontas Bancorp, stated, "We are very pleased to announce the acquisition of Marked Tree Bancshares and the expansion of the First Community Bank franchise into the Marked Tree, Arkansas area. We intend to continue to focus on community banking." Upon completion of the transaction, Pocahontas Bancorp will have approximately $647.3 million in assets and will have a total of 22 offices in Northeast Arkansas.

         Ritter Arnold, President and Chief Executive Officer of Marked Tree Bancshares, stated, "We look forward to becoming a part of the Pocahontas Bancorp organization. Our customers will benefit from this new relationship with a bank that has always had our respect and shared our outlook."

         Mr. Arnold and Mr. Daniel Hatzenbuehler, officers and directors of Marked Tree Bank, will serve as directors of First Community Bank after the merger. Customers of Marked Tree Bank should anticipate no change in the type and style of community banking services they have become accustomed to, and should benefit from an expanded menu of banking services.

         The transaction is structured as a tax free reorganization whereby Marked Tree Bancshares stockholders will receive Pocahontas Bancorp common stock based on the stated book value per share of Marked Tree Bancshares divided by the stated book value per share of Pocahontas Bancorp, calculated as of the last calendar quarter end prior to closing. If the average per share trading price of Pocahontas Bancorp over a twenty day measuring period shortly before closing is more than 15% higher or more than 15% lower than $10.35, the exchange ratio will be decreased by the percentage by which such average trading price is higher than $10.35, or increased by the percentage by which such average trading price is lower than $10.35, respectively. Upon consummation of the transaction, Marked Tree Bank will be merged with and into First Community Bank. No banking offices of Marked Tree Bank will be closed or relocated in connection with the merger. All current employees of Marked Tree Bank will be retained as employees of First Community Bank.

         Pocahontas Bancorp is the holding company for First Community Bank, a federal savings bank. First Community Bank is headquartered in Jonesboro, Arkansas, and operates 21 full-service banking offices in Northeast Arkansas. At September 30, 2002, Pocahontas Bancorp had total assets of $617.0 million, total deposits of $520.0 million and stockholders' equity of $46.7 million.

         Marked Tree Bancshares is the holding company for Marked Tree Bank, an Arkansas bank. Marked Tree Bank is headquartered in Marked Tree, Arkansas, and operates one full-service banking office. At September 30, 2002, Marked Tree Bancshares had total assets of $30.3 million, total deposits of $26.4 million and stockholders' equity of $2.8 million.

         This news release contains certain forward-looking statements about the proposed merger of Pocahontas Bancorp and Marked Tree Bancshares. These statements include statements regarding the anticipated closing date of the transaction. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Certain factors that could cause actual results to differ materially from expected include delays in completing the merger, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Pocahontas Bancorp and Marked Tree Bancshares are engaged, changes in the securities markets, and other factors.

         The proposed merger will be submitted to the stockholders of Marked Tree Bancshares for their consideration and approval. Pocahontas Bancorp will file a registration statement and other related documents, including a proxy statement/prospectus, with the Securities and Exchange Commission concerning the proposed merger. Marked Tree Bancshares' stockholders are urged to read the registration statement regarding the merger transaction referred to in this press release, when it becomes available, because it will contain important information. A free copy of the registration statement (when it is available) and other documents filed by Pocahontas Bancorp with the Commission will be available at the Commission's website at www.sec.gov. The registration statement may also be obtained for free from Pocahontas Bancorp by directing a request to:
Pocahontas Bancorp, Inc., 1700 East Highland Drive, Jonesboro, Arkansas 72403,
Attention: Dwayne Powell, President and Chief Executive Officer; Telephone:
870-802-5934. Marked Tree Bancshares and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Marked Tree Bancshares in favor of the proposed merger. Information about Marked Tree Bancshares directors and executive officers and their ownership of Marked Tree Bancshares capital stock may be obtained by reading the proxy statement/prospectus regarding the merger when it becomes available. This press release does not constitute an offer of any securities for sale. Any offer will be made only by the proxy statement/prospectus.

                                      # # #